FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-20

--- Original Sender: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITIES LLC ---

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 11/20/17 12:09:03

WFCM 2017-C41 - PUBLIC NEW ISSUE

**PUBLIC XA LAUNCH** $690.629 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	PROCEEDS($MM)	LAUNCH
X-A	AAAsf/AAA(sf)/Aaa(sf)	550.145	50.9	T+135

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$785,922,177
NUMBER OF LOANS:	52
NUMBER OF PROPERTIES:	97
WA CUT-OFF LTV:	60.7%
WA BALLOON LTV:	54.2%
WA U/W NCF DSCR:	1.85x
WA U/W NOI DEBT YIELD:	11.3%
WA MORTGAGE RATE:	4.533%
TOP TEN LOANS %:	41.9%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	1

LOAN SELLERS:	BARCLAYS(34.4%), AREF(24.0%), LCF(22.8%), WFB(18.7%)

TOP 3 PROPERTY TYPES:	RETAIL(27.1%), HOSPITALITY(20.4%), OFFICE(18.4%)

TOP 5 STATES:	CA(25.4%), NJ(12.2%), NY(8.6%), OH(7.6%), TX(7.2%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES HOLDINGS CAYMAN LIMITED OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED PRICING:	TODAY AT 1:30PM
ANTICIPATED SETTLEMENT:	NOVEMBER 30, 2017

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: WFCM2017C41

FINAL LINK: http://www.netroadshow.com/nrs/wp/default.html?show=AD9BD9

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement

(including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677)

for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor,

any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing

wfs.cmbs@wellsfargo.com.

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